Exhibit 23.1
CONSENT OF DEGOLYER AND MACNAUGHTON
Ladies and Gentlemen:
We hereby consent to (i) the use of the name DeGolyer and MacNaughton, to references to DeGolyer and MacNaughton as independent petroleum engineers, (ii) the inclusion of our third party letter report dated February 16, 2016 (the “Letter Report”), containing our opinion on the proved reserves attributable to certain properties that Linn Energy, LLC has represented that it owns associated with Berry Petroleum Company, LLC as of December 31, 2015, (iii) the use of and reference to our third party letter report dated February 11, 2015, containing our opinion on the proved reserves attributable to certain properties that Linn Energy, LLC has represented that it owns associated with Berry Petroleum Company, LLC as of December 31, 2014, and (iv) the use of and reference to our third party letter report dated February 4, 2014, containing our opinion on the proved reserves attributable to certain properties owned by Berry Petroleum Company, LLC as of December 31, 2013, in the sections “Business,” “Risk Factors,” “Selected Financial Data,” “Management's Discussion and Analysis of Financial Condition and Results of Operations” and “Supplemental Oil and Natural Gas Data (Unaudited)” in the Berry Petroleum Company, LLC Annual Report on Form 10-K for the year ended December 31, 2015, (the “10-K”). We further consent to the inclusion of our Letter Report as Exhibit 99.1 in the 10-K.
Very truly yours,
/s/ DeGOLYER and MacNAUGHTON
Texas Registered Engineering Firm F-716
Dallas, Texas
March 28, 2016